Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
April 26, 2016	CONTACT BENJAMIN BOCHNOWSKI
(219) 836-4400

NORTHWEST INDIANA BANCORP

ANNOUNCES INCREASED EARNINGS FOR FIRST QUARTER

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank (the “Bank”), reported a first quarter 2016 earnings increase of 16.5% compared to the first quarter of 2015. Net income totaled $2.2 million for the three months ended March 31, 2016, compared to $1.9 million for the three months ended March 31, 2015.

The earnings of $2.2 million for the three months ended March 31, 2016, represent $0.79 earnings per basic and diluted share. For the first three months of 2016, the return on average assets (ROA) was 1.03% and the return on average equity (ROE) was 10.76%. At March 31, 2016, the Bancorp’s assets totaled $867.4 million.

David A. Bochnowski, chairman and chief executive officer, attributed the strong first quarter results to the execution of the Bank's strategic plan.  "Over the last twelve months, assets have grown $73.5 million, net interest income increased $1.1 million over the first quarter of 2015, and operating expenses normalized as costs associated with the acquisition of Liberty Savings were expensed during 2015", Bochnowski said.

     David A. Bochnowski also noted that "a milestone will be reached at the end of this month when Ben Bochnowski becomes the Bank's chief executive officer completing the board of directors’ long-standing plan to transition to a new generation of senior leaders at Peoples Bank."

Benjamin Bochnowski, president and chief operating officer, agreed, adding “The first quarter results reflect how well Peoples Bank has executed its strategic plan over the past two years. We have a team in place with the proven track record, and plan on continuing to deliver value for all of our stakeholders.”

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $7.5 million for the three months ended March 31, 2016, compared to $6.4 million for the three months ended March 31, 2015, an increase of $1.1 million or 17.8%. The Bancorp’s net interest margin on a tax adjusted basis was 3.93% for the three months ended March 31, 2016, compared to 3.75% for the three months ended March 31, 2015. During the three months ended March 31, 2016, the Bancorp’s net interest income was positively impacted by strong balance sheet growth over the prior twelve months, as interest earning assets increased by $77.2 million or 10.4% since March 31, 2015.

Noninterest Income

Noninterest income from banking activities totaled $1.7 million for the three months ended March 31, 2016, compared to $2.0 million for the three months ended March 31, 2015, a decrease of $212 thousand or 10.9%. The noninterest income decrease for 2016 is a result of lower gains from loan sales, due to greater mortgage loan refinance activity in the first quarter of 2015, as compared to the first quarter of 2016. In addition, gain on sales of securities were lower for the first quarter of 2016, as a result of fewer available investment strategies due to current market conditions.

Noninterest Expense

Noninterest expense related to operating activities totaled $6.1 million for the three months ended March 31, 2016, compared to $5.6 million for the three months ended March 31, 2015, an increase of $473 thousand or 8.4%. The increase in noninterest expense for 2016 is primarily the result of operating costs relating to the Bancorp’s acquisition of Liberty Savings Bank during the third quarter of 2015.

Lending

The Bancorp’s loan portfolio totaled $571.2 million at March 31, 2016, compared to $571.9 million at December 31, 2015. During the first three months of 2016, the Bancorp originated $78.9 million in new loans, an increase of $15.1 million or 23.7%, compared to same period in 2015. During the current three month period, commercial related loans experienced increased payoff activity. For the three months ended March 31, 2016, $10.2 million in newly originated fixed rate mortgage loans were sold into the secondary market resulting in gains of $250 thousand. The loan portfolio represents 69.9% of earning assets and is comprised of 62.8% commercial related credits.

Investing

The Bancorp’s securities portfolio totaled $239.9 million at March 31, 2016, compared to $233.4 million at December 31, 2015. The securities portfolio represents 29.4% of earning assets and provides a consistent source of earnings to the Bancorp. Cash & cash equivalents totaled $9.9 million at March 31, 2016, compared to $11.5 million at December 31, 2015, a decrease of $1.6 million. The decrease in cash and cash equivalents mostly results from the funding of loan originations and purchase of securities.

Funding

At March 31, 2016, core deposits totaled $522.8 million, compared to $520.4 million at December 31, 2015. Core deposits include checking, savings, and money market accounts and represented 72.7% of the Bancorp’s total deposits at March 31, 2016. During the first three months of 2016, savings and money market balances increased by $13.8 million, while checking balances decreased by $11.4 million.

At March 31, 2016, balances for certificates of deposit totaled $195.9 million, compared to $194.5 million at December 31, 2015. In addition, at March 31, 2016, borrowings and repurchase agreements totaled $50.8 million, compared to $58.0 million at December 31, 2015. Borrowings decreased as FHLB advances matured and were not replaced.

Asset Quality

At March 31, 2016, non-performing loans totaled $5.4 million, compared to $5.6 million at December 31, 2015, a decrease of $158 thousand or 2.8%. The Bancorp’s ratio of non-performing loans to total loans was 0.95% at March 31, 2016, compared to 0.98% at December 31, 2015. In addition, the Bancorp’s ratio of non-performing assets to total assets was 0.97% at March 31, 2016, compared to 1.05% at December 31, 2015.

For the three months ended March 31, 2016, loan loss provisions totaled $296 thousand, while $287 thousand in provisions were recorded for the three months ended March 31, 2015. The 2016 loan loss provisions were primarily related to increased loan originations. Loan charge-offs, net of recoveries, totaled $41 thousand for the three months ended March 31, 2016, compared to charge-offs, net of recoveries of $62 thousand for the three months ended March 31, 2015. At March 31, 2016, the allowance for loan losses totaled $7.2 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.26% at March 31, 2016, compared to 1.22% at December 31, 2015. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 133.0% at March 31, 2016, compared to 124.7% at December 31, 2015.

Capital Adequacy

At March 31, 2016, shareholders’ equity stood at $83.8 million or 9.7% of total assets. The Bancorp’s regulatory capital ratios at March 31, 2016 were 14.0% for total capital to risk-weighted assets, 12.8% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 8.9% for tier 1 leverage capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $29.34 per share at March 31, 2016.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally managed and independent bank holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business and wealth management financial services from its 16 locations in Lake and Porter Counties in Northwest Indiana. NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, the Bancorp’s ability to successfully integrate the operations of recently acquired institutions, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp

Quarterly Financial Report

Key Ratios	Three Months Ended
	March 31,
	(Unaudited)
	2016	2015
Return on equity	10.76%	9.88%
Return on assets	1.03%	0.99%
Basic earnings per share	$0.79	$0.68
Diluted earnings per share	$0.79	$0.68
Yield on loans	4.58%	4.36%
Yield on security investments	2.55%	2.54%
Total yield on earning assets	3.98%	3.76%
Cost of deposits	0.24%	0.21%
Cost of borrowings	0.98%	1.01%
Total cost of funds	0.30%	0.27%
Net interest margin - tax equivalent	3.93%	3.75%
Noninterest income / average assets	0.80%	1.00%
Noninterest expense / average assets	2.81%	2.89%
Net noninterest margin / average assets	-2.01%	-1.89%
Efficiency ratio	65.83%	67.47%
Effective tax rate	21.87%	20.65%
Dividend declared per common share	$0.27	$0.25

	March 31,
	2016	December 31,
	(Unaudited)	2015
Net worth / total assets	9.66%	9.35%
Book value per share	$29.34	$28.37
Non-performing assets to total assets	0.97%	1.05%
Non-performing loans to total loans	0.95%	0.98%
Allowance for loan losses to non-performing loans	133.00%	124.66%
Allowance for loan losses to loans outstanding	1.26%	1.22%
Foreclosed real estate to total assets	0.16%	0.18%

Consolidated Statements of Income	Three Months Ended
(Dollars in thousands)	March 31,
	(Unaudited)
	2016	2015
Interest income:
Loans	$6,564	$5,339
Securities & short-term investments	1,551	1,523
Total interest income	8,115	6,862
Interest expense:
Deposits	429	334
Borrowings	151	131
Total interest expense	580	465
Net interest income	7,535	6,397
Provision for loan losses	296	287
Net interest income after provision for loan losses	7,239	6,110
Noninterest income:
Fees and service charges	663	632
Wealth management operations	423	429
Gain on sale of securities, net	253	393
Gain on sale of loans held-for-sale, net	250	380
Increase in cash value of bank owned life insurance	116	104
Gain on sale of foreclosed real estate, net	32	1
Other	1	11
Total noninterest income	1,738	1,950
Noninterest expense:
Compensation and benefits	3,562	3,173
Occupancy and equipment	904	901
Data processing	325	315
Federal deposit insurance premiums	137	134
Marketing	114	113
Other	1,063	996
Total noninterest expense	6,105	5,632
Income before income taxes	2,872	2,428
Income tax expenses	628	501
Net income	$2,244	$1,927

NorthWest Indiana Bancorp

Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	March 31,
	2016	December 31,	Change	Mix
	(Unaudited)	2015	%	%
Total assets	$867,358	$864,893	0.3%	n/a
Cash & cash equivalents	9,925	11,533	-13.9%	n/a
Securities - available for sale	239,895	233,350	2.8%	n/a

Loans receivable:
Construction and land development	$39,022	$41,524	-6.0%	6.8%
1-4 first liens	178,176	179,527	-0.8%	31.2%
Multifamily	45,718	45,524	0.4%	8.0%
Commercial real estate	183,081	172,741	6.0%	32.1%
Commercial business	61,054	68,757	-11.2%	10.7%
1-4 Junior Liens	1,143	1,065	7.3%	0.2%
HELOC	29,245	29,881	-2.1%	5.1%
Lot loans	3,148	3,283	-4.1%	0.6%
Consumer	650	535	21.5%	0.1%
Government and other	29,968	29,062	3.1%	5.2%
Total loans	$571,205	$571,899	-0.1%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	$102,078	$100,031	2.0%	14.2%
Interest bearing checking	134,164	147,585	-9.1%	18.7%
Savings	125,267	118,453	5.8%	17.4%
MMDA	161,288	154,316	4.5%	22.4%
Total core deposits	522,797	520,385	0.5%	72.7%
Certificates of deposit	195,899	194,490	0.7%	27.3%
Total deposits	$718,696	$714,875	0.5%	100.0%

Borrowings	$50,752	$58,001	-12.5%
Stockholder's equity	83,802	80,909	3.6%

Asset Quality	March 31,
(Dollars in thousands)	2016	December 31,	Change
	(Unaudited)	2015	%
Nonaccruing loans	$4,890	$5,201	-6.0%
Accruing loans delinquent more than 90 days	530	377	40.6%
Securities in non-accrual	1,566	1,912	-18.1%
Foreclosed real estate	1,424	1,590	-10.4%
Total nonperforming assets	$8,410	$9,080	-7.4%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	$352	$356	-1.1%
ALL general allowances for loan portfolio	6,856	6,597	3.9%
Total ALL	$7,208	$6,953	3.7%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	$-	$522	-100.0%
Nonaccruing troubled debt restructurings, compliant (2)	-	-	0.0%
Accruing troubled debt restructurings	71	4,493	-98.4%
Total troubled debt restructurings	$71	$5,015	-98.6%

(1)	"non-compliant" refers to not being within the guidelines of the restructuring agreement
(2)	included in nonaccruing loan balances presented above

Capital Adequacy (Bancorp and Bank)	At March 31,
	2016
	Actual Ratio	Required
	(Unaudited)	To Be Well Capitalized

Common equity tier 1 capital to risk-weighted assets	12.8%	6.5%
Tier 1 capital to risk-weighted assets	12.8%	8.0%
Total capital to risk-weighted assets	14.0%	10.0%
Tier 1 capital to adjusted average assets	8.9%	5.0%